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                                 EXHIBIT NO. 11

                 STUART ENTERTAINMENT, INC. AND SUBSIDIARIES
            STATEMENTS REGARDING COMPUTATION OF PER SHARE EARNINGS
               (Amounts In Thousands, Except Per Share Amounts)
                                 (UNAUDITED)


                                                           Three Months Ended
                                                                March 31,
                                                           ------------------
                                                             1997      1996
                                                           --------  --------
Shares of common stock outstanding at
   beginning of period (1)                                   6,828     6,697

Weighted-average shares issued during the period                --        19

Weighted-average shares assumed issued under
   stock option plans and exercise of warrants
   during the period (assuming the treasury
   stock method)                                                --        99
                                                           -------    ------

Average common and common equivalent shares outstanding      6,828     6,815
                                                           =======    ======

Net income (loss)                                          $(1,422)   $  918
                                                           =======    ======

Earnings (loss) per share                                  $ (0.21)   $ 0.13
                                                           =======    ======



(1) This represents total outstanding shares of common stock less treasury shares.

See Notes to Consolidated Financial Statements.